NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE ARCA hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 10, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 29, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between iShares MSCI United Kingdom ETF (Old), and iShares MSCI United Kingdom ETF (New), became effective on September 29, 2014. Each share held of iShares MSCI United Kingdom ETF (Old) was exchanged for shares of iShares MSCI United Kingdom ETF (New) with the same aggregate net asset value as iShares MSCI United Kingdom ETF (Old). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 29, 2014.